Exhibit 99.1
Perspecta announces financial results for third quarter of fiscal year 2020

•	Revenue of $1.13 billion up 5% year-over-year

•	Diluted earnings per share up 43% year-over-year; adjusted diluted EPS up 17%

•	Bookings of $1.6 billion (book-to-bill ratio of 1.4x; trailing-twelve-month book-to-bill ratio of 1.4x)

•	Raising fiscal year 2020 guidance for revenue, adjusted diluted EPS, and adjusted free cash flow conversion

Chantilly, Va., February 12, 2020 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the third quarter of fiscal year 2020, which ended December 31, 2019.
“Our third quarter results reflect another period of solid execution across the enterprise, delivering strong revenue, earnings and free cash flow conversion,” said Mac Curtis, president and chief executive officer, Perspecta. “I am pleased with our operational performance and business development efforts in the market as we succeeded in closing $1.6 billion in awards this quarter.”
“We continue to leverage our deep customer insight, discriminating offerings and focus on delivery excellence to drive long-term partnerships with our customers,” Curtis continued. “Our message is resonating and our ability to quickly and successfully deploy a broad set of capabilities directly supports our customers’ objectives to transform and modernize. Key new business wins have sustained positive momentum in both of our segments while securing new customers. Our strong execution, talented leadership team and laser focus on customer needs has us well positioned to generate value for all our stakeholders.”

Summary operating results (unaudited)

	Three Months Ended
(in millions, except margin and per share amounts)	December 31, 2019	December 31, 2018
Revenue	$1,126	$1,075
Income before taxes	75	48
Operating margin	6.7%	4.5%
Net income	53	38
Diluted earnings per share (EPS)	0.33	0.23

Non-GAAP Measures*:
Adjusted Net Income	90	77
Adjusted EBITDA	195	182
Adjusted EBITDA Margin	17.3%	16.9%
Adjusted Diluted EPS	0.55	0.47

* Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information.

On May 31, 2018, Perspecta became an independent company through consummation of the spin-off by DXC Technology Company (DXC) of its U.S. Public Sector Business (USPS) and merger of USPS with Vencore Holding Corp. and KGS Holding Corp. Perspecta provides adjusted results that exclude costs directly associated with the spin-off, mergers and the ongoing integration process. The tables in Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from adjusted results to GAAP.
Revenue for the quarter was $1.13 billion, up 5% compared to the third quarter of fiscal year 2019, and down 4% compared to the second quarter of fiscal year 2020. The decline in revenue compared to the second quarter was primarily due to approximately $60 million from the sale of IT assets to conclude the National Aeronautics and Space Administration Agency Consolidated End-user Services (NASA ACES) contract recorded in the second quarter.
Income before taxes for the third quarter of fiscal year 2020 was $75 million, which was up 56% from the third quarter of fiscal year 2019. Operating margin increased from 4.5% to 6.7% year-over-year. Net income was $53 million, or $0.33 per diluted share. Net income was up 39% and diluted earnings per share (EPS) was up 43% from the third quarter of fiscal year 2019.
Adjusted net income was $90 million for the third quarter, which was up 17% year-over-year. Adjusted EBITDA was $195 million for the third quarter, up 7% compared to adjusted EBITDA for the third quarter of fiscal year 2019; adjusted EBITDA margin increased from 16.9% to 17.3% over the same period. The year-over-year increase in profitability primarily reflects strong program execution on fixed price programs. Adjusted diluted EPS for the third quarter was $0.55, up 17% compared to adjusted diluted EPS for the third quarter of fiscal year 2019.

Segment operating results (unaudited)
For the three months ended December 31, 2019, Defense and Intelligence segment revenue of $813 million increased by 15%, primarily due to new business wins and growth on existing programs. Civilian and Health Care segment revenue of $313 million decreased by 14% compared to revenue from the same period of the prior year due to NASA ACES and other program run offs.
Defense and Intelligence adjusted segment margin for the third quarter of fiscal year 2020 improved to 14.4% from 13.8% in the third quarter of fiscal year 2019. Civilian and Health Care adjusted segment margin for the third quarter of fiscal year 2020 improved to 12.8% from 12.0% in the third quarter of fiscal year 2019. Total adjusted segment profit for the third quarter of fiscal year 2020 increased to $157 million from $142 million in the third quarter of fiscal year 2019.
Cash management and capital deployment
Perspecta generated $120 million of net cash provided by operating activities in the third quarter of fiscal year 2020. Quarterly adjusted free cash flow was $98 million, or 109% of adjusted net income. During the third quarter of fiscal year 2020, Perspecta paid down $149 million of debt and returned $23 million to shareholders, including $10 million as part of its regular quarterly cash dividend program and $13 million in share repurchases (excluding $1 million of second quarter repurchases that settled during the quarter).
At quarter end, Perspecta had $69 million in cash and cash equivalents, $700 million of undrawn capacity in its revolving credit facility, and $2.7 billion in total debt, including $271 million in finance lease obligations. On February 11, 2020, the Perspecta Board of Directors declared that Perspecta will pay a cash dividend of $0.06 per share on April 15, 2020 to Perspecta stockholders of record at the close of business on March 3, 2020.
Contract awards
Contract awards (bookings) totaled $1.6 billion in the third quarter of fiscal year 2020, representing a book-to-bill ratio of 1.4x. Included in the quarterly bookings were several particularly important single-award prime contracts:

•
U.S. Department of State Consular Affairs Office Enterprise Infrastructure and Operations Support (CAEIO) contract: Perspecta will provide the U.S. Department of State’s Bureau of Consular Affairs with enterprise infrastructure support to plan, engineer, implement, enhance, maintain and operate the global Consular Affairs IT environment. Work will support the bureau’s headquarters office in Washington, D.C. and more than 350 Consular Affairs locations around the world. The program, which represents new work for the company, has a one-year base period of performance with six one-year option periods and a potential value of $810 million.

•	U.S. Department of Homeland Security (DHS) contract: Perspecta will provide DHS with security architecture, assessment support, vulnerability testing, incident response and security administration services. The award, which represents new work for the company, has a five-year period of performance and maximum ceiling value of $147 million.

•
Received several awards on both classified and non-classified programs in our Defense and Intelligence segment: Perspecta will provide support to various U.S. government customers. The total potential contract value of these awards is $515 million with a period of performance of up to 10 years.

•
U.S. Air Force Material Command (AFMC) Small Business Enterprise Applications Solutions (SBEAS): Invictus JV, LLC, a joint venture between Oasys International Corporation and a Perspecta subsidiary, was awarded a position on the AFMC SBEAS program. Invictus will compete for task orders to provide systems engineering, system architecture and design, cloud migration and advisory services, cybersecurity and risk management and agile software development services. SBEAS has a total value of $13 billion, which includes a five-year base period of performance plus five one-year option periods.

Perspecta’s backlog of signed business orders at the end of the third quarter of fiscal year 2020 was $13.2 billion; funded backlog at the end of the third quarter was $1.8 billion.
The U.S. Navy announced on February 5, 2020 that Perspecta was not awarded the Service Management, Integration, and Transport (SMIT) contract, the re-compete of the Next Generation Enterprise Network (NGEN) contract currently held by Perspecta. The NGEN contract currently expires on September 30, 2020, with three one-month options that may be exercised by the U.S. Navy. Perspecta will receive a post-award debriefing from the agency providing the basis for the selection decision and contract award on February 24, 2020. The company will assess next steps with respect to the award decision at that time.
In connection with the April 1, 2017 merger of Computer Sciences Corporation with the Enterprise Services business of Hewlett Packard Enterprise Company to form DXC, the reporting unit with the NGEN contract was allocated $623 million of goodwill and $299 million of intangible assets ($236 million of net book value as of December 31, 2019). Perspecta is evaluating the impact this contract loss has on the existing carrying value of the reporting unit, and in connection with filing its quarterly report on Form 10-Q for the quarter ending December 31, 2019 management determined that an impairment charge will be required as a result of the U.S. Navy’s decision. Based on current estimates, the company expects to incur a non-cash, pre-tax impairment charge of approximately $860 million primarily related to goodwill and intangible assets in the fourth quarter of fiscal year 2020.

Forward guidance
Perspecta is raising the low end of its previously announced fiscal year 2020 revenue, adjusted diluted EPS and adjusted free cash flow conversion percent guidance to reflect strong third quarter results. The table below provides the current and previous guidance ranges for revenue, adjusted EBITDA margin, adjusted diluted EPS, and adjusted free cash flow conversion (as a percentage of adjusted net income). All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

Measure	Current FY20 Guidance	Prior FY20 Guidance
Revenue (millions)	$4,450 - $4,500	$4,425 - $4,500
Adjusted EBITDA Margin	17.0% - 18.0%	17.0% - 18.0%
Adjusted Diluted EPS	$2.12 - $2.18	$2.10 - $2.18
Adjusted Free Cash Flow Conversion	110%+	105%+
John Kavanaugh, senior vice president and chief financial officer of Perspecta, commented, “We continue to deliver strong financial and business development results. We believe that our execution and balanced capital allocation model continues to generate value for our shareholders.”
Conference call
Perspecta executive management will hold a conference call on February 12, 2020, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-348-3873 (domestic), 855-669-9657 (Canada), or 412-902-4234 (international). The conference call will be webcast simultaneously through a link on the investor relations section of the Perspecta website. A replay of the conference call will be available on the investor relations section of the Perspecta website approximately two hours after the conclusion of the call.

About Perspecta Inc.
At Perspecta (NYSE:PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 270+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of more than 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking statements
All statements and assumptions in this press release that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, guidance, contract value, revenue acceleration, profitability and revenue generation. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation; (ii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (iii) any delay in completion of the U.S. federal government’s budget process; (iv) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (v) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (vi) our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; (vii) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (viii) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (ix) failure of third parties to deliver on commitments under contracts with us; (x) misconduct or other improper activities from our employees or subcontractors; (xi) delays, terminations, or cancellations of our major contract awards, including as a result of our competitors protesting such awards; (xii) failure of our internal control over financial reporting to detect fraud or other issues; (xiii) failure or disruptions to our systems, due to cyber-attack, service interruptions or other security threats; (xiv) failure to be awarded task orders under our indefinite delivery/indefinite quantity contracts; (xv) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; and (xvi) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the year ended March 31, 2019, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
Michael Pici
Vice President, Investor Relations
571-612-7065
michael.pici@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per share amounts)	December 31, 2019	December 31, 2018
Revenue	$1,126	$1,075

Costs of services	863	816
Selling, general and administrative	77	76
Depreciation and amortization	92	76
Restructuring costs	—	1
Separation, transaction and integration-related costs	20	19
Interest expense, net	34	37
Other (income) expense, net	(35)	2
Total costs and expenses	1,051	1,027

Income before taxes	75	48
Income tax expense	22	10
Net income	$53	$38

Earnings per common share:
Basic	$0.33	$0.23
Diluted	$0.33	$0.23

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

(in millions)	December 31, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$69	$88
Receivables, net of allowance for doubtful accounts of $1 and $0	526	484
Other receivables	45	92
Prepaid expenses	115	141
Other current assets	89	73
Total current assets	844	878
Property and equipment, net of accumulated depreciation of $182 and $148	326	368
Goodwill	3,294	3,179
Intangible assets, net of accumulated amortization of $460 and $299	1,422	1,466
Other assets	303	192
Total assets	$6,189	$6,083

LIABILITIES and STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$88	$80
Current finance lease obligations	116	137
Current operating lease obligations	41	—
Accounts payable	206	246
Accrued payroll and related costs	146	91
Accrued expenses	372	396
Other current liabilities	58	64
Total current liabilities	1,027	1,014
Long-term debt, net of current maturities	2,294	2,297
Non-current finance lease obligations	155	168
Deferred tax liabilities	171	171
Other long-term liabilities	336	271
Total liabilities	3,983	3,921
Commitments and contingencies
Total stockholders' equity	2,206	2,162
Total liabilities and stockholders’ equity	$6,189	$6,083

Condensed Consolidated Combined Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
(in millions)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net income	$53	$38	$113	$91
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92	76	283	214
Stock-based compensation	6	4	21	7
Deferred income taxes	24	(6)	4	(17)
Gain on sale or disposal of assets, net	(33)	—	(23)	(25)
Other non-cash charges, net	(1)	1	3	(13)
Changes in assets and liabilities, net of effects of acquisitions:
Receivables, net	(1)	82	49	78
Prepaid expenses and other current assets	(8)	(4)	38	(22)
Accounts payable, accrued expenses and other current liabilities	(4)	(115)	(20)	(23)
Deferred revenue and advanced contract payments	(8)	(26)	(24)	(13)
Income taxes payable and liability	(4)	14	(6)	20
Other assets and liabilities, net	4	(7)	2	(3)
Net cash provided by operating activities	120	57	440	294
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(265)	(312)
Extinguishment of acquired debt and related costs	—	—	—	(994)
Proceeds from sale of assets	77	1	77	25
Purchases of property, equipment and software	(7)	(1)	(11)	(12)
Payments for outsourcing contract costs	(1)	(1)	(4)	(7)
Net cash provided by (used in) investing activities	69	(1)	(203)	(1,300)
Cash flows from financing activities:
Principal payments on long-term debt	(24)	(32)	(69)	(82)
Proceeds from debt issuance	—	—	—	2,500
Payments of debt issuance costs	—	(3)	(3)	(46)
Proceeds from revolving credit facility	—	—	175	50
Payments on revolving credit facility	(125)	—	(125)	(50)
Payments on finance lease obligations	(33)	(42)	(110)	(124)
Repurchases of common stock	(14)	(22)	(46)	(43)
Repurchases of common stock to satisfy tax withholding obligations	(2)	(1)	(2)	(1)
Dividend to DXC	—	—	—	(984)
Dividends paid to Perspecta stockholders	(10)	(8)	(28)	(17)
Net transfers to Parent	—	—	—	(88)
Net cash (used in) provided by financing activities	(208)	(108)	(208)	1,115
Net change in cash and cash equivalents, including restricted	(19)	(52)	29	109
Cash and cash equivalents, including restricted, at beginning of period	147	161	99	—
Cash and cash equivalents, including restricted, at end of period	128	109	128	109
Less restricted cash and cash equivalents included in other current assets	59	9	59	9
Cash and cash equivalents at end of period	$69	$100	$69	$100

Selected Financial Data and Reconciliation of Non-GAAP Financial Measures
The following tables present selected financial data, including the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, diluted EPS or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Adjusted EBITDA excludes the following items: interest, income taxes, depreciation and amortization, restructuring, separation, transaction and integration-related cost, mark-to-market adjustments to the pension and other post-employment benefit programs, stock-based compensation, and other non-recurring items. There were no mark-to-market changes in either the current or year-ago quarterly periods. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.

	Three Months Ended
(in millions)	December 31, 2019	December 31, 2018
Net income	$53	$38
Income tax expense	22	10
Interest expense, net	34	37
Depreciation and amortization	92	76
EBITDA	201	161
Restructuring costs	—	1
Separation, transaction and integration-related costs	20	19
Stock-based compensation	6	4
Gain on sale of assets	(33)	—
Separation related cost	1	(3)
Adjusted EBITDA	195	182
Adjusted EBITDA margin (a)	17.3%	16.9%
Depreciation and amortization	(92)	(76)
Amortization of acquired intangibles	54	37
Interest expense, net	(34)	(37)
Adjusted earnings before taxes	123	106
Income tax expense (b)	33	29
Adjusted net income	$90	$77
Adjusted diluted EPS (c)	$0.55	$0.47
Notes:
(a)	Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue for both quarters ended December 31, 2019 and 2018.
(b)
Represents income tax expense utilizing an adjusted effective tax rate that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. Adjusted effective tax rates are 27% for both quarters ended December 31, 2019 and 2018.

(c)	Represents adjusted net income divided by the weighted average common shares on a diluted basis of 162.47 million and 164.54 million for the quarters ended December 31, 2019 and 2018, respectively.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as net cash provided by operating activities less purchases of property, equipment and software, and adjusted for certain items, such as (i) payments on finance lease obligations, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on separation, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

	Three Months Ended
(in millions)	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$120	$57
Purchases of property, equipment and software	(7)	(1)
Payments on finance lease obligations	(33)	(42)
Payments on restructuring, separation, transaction and integration-related costs	35	19
Initial sale of qualifying receivables	(17)	—
Adjusted free cash flow	$98	$33

Segment Revenue and Profit (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the U.S. Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize reportable segment profit and reconciliation of reportable segment profit to income before taxes:

Selected Segment Measures and Reconciliation of Reportable Segment Profit to Income Before Taxes (Unaudited)

	Three Months Ended
	December 31, 2019			December 31, 2018
(in millions)	Defense and Intelligence	Civilian and Health Care	Total	Defense and Intelligence	Civilian and Health Care	Total
Revenue	$813	$313	$1,126	$709	$366	$1,075

Segment profit	$115	$39	$154	$102	$46	$148
Non-GAAP adjustments (a)	2	1	3	(4)	(2)	(6)
Adjusted segment profit	$117	$40	$157	$98	$44	$142
Segment profit margin	14.1%	12.5%	13.7%	14.4%	12.6%	13.8%
Adjusted segment profit margin	14.4%	12.8%	13.9%	13.8%	12.0%	13.2%

Total segment profit			$154			$148
Not allocated to segments:
Stock-based compensation			(6)			(4)
Amortization of acquired intangible assets			(54)			(37)
Restructuring costs			—			(1)
Separation, transaction and integration-related costs			(20)			(19)
Interest expense, net			(34)			(37)
Other unallocated, net			35			(2)
Income before taxes			$75			$48
Notes:
(a)	Non-GAAP adjustments include non-operating net periodic pension benefit, and certain separation-related and other costs.